Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company) on Form S-3 (File Nos. 33-26818 and 333-65053) and Form S-8 (Nos. 33-27396, 333-23393,
333-41113 and 333-41157) of our report dated February 11, 1999, on our audits of the consolidated financial statements and financial statement schedule of Puget Sound Energy, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.

                                                     PricewaterhouseCoopers LLP

Seattle, Washington
March 15, 1999